As filed with the Securities and Exchange Commission on July 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-2262718 (I.R.S. Employer Identification No.)

50 Health Sciences Drive Stony Brook, New York (Address of Principal Executive Offices)	11790 (Zip Code)

Applied DNA Sciences, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

Judith Murrah

Chief Executive Officer

Applied DNA Sciences, Inc.

50 Health Sciences Drive

Stony Brook, New York 11790

Telephone: (631) 240-8800

(Name and address of agent for service)

Copies to:

Merrill M. Kraines, Esq.

Todd Kornfeld, Esq.

McDermott Will & Emery LLP

One Vanderbilt Avenue

New York, New York 10017-3852

Telephone: (212) 547-5616

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement relates to the registration of an additional 200,000 shares of common stock, $0.001 par value per share (the “Common Stock”), for future issuance pursuant to awards under the 2020 Equity Incentive Plan (the “2020 Plan”) of Applied DNA Sciences, Inc. (the “Company”). Such additional shares being registered are of the same class as other securities of the Company for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective. In accordance with General Instruction E to Form S-8, the contents of the Company’s previous Registration Statements on Form S-8 related to the 2020 Plan (Commission File Nos. 333-249365 and 333-282414), filed on October 7, 2020 and September 30, 2024, respectively, with the U.S. Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made part of this Registration Statement, except as amended or otherwise modified or superseded hereby. Effective as of May 22, 2025, the date of the approval by the Company’s stockholders of the amendment of the 2020 Plan, the total number of shares of Common Stock that may be issued under the 2020 Plan has been increased to 200,500 shares of Common Stock from 500 shares of Common Stock. The total number of shares of Common Stock issuable under the 2020 Plan gives effect to the reverse stock split of the Company’s outstanding common stock at a ratio of one-for-fifteen shares, which became effective as of 12:01 a.m. Eastern Time on June 2, 2025.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i)	Our Annual Report on Form 10-K for the fiscal year September 30, 2024 filed with the Commission on December 17, 2024;

(ii)	Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2024, filed with the Commission on February 13, 2025, and March 31, 2025, filed with the Commission on May 15, 2025, respectively;

(iii)	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed with the Commission on October 31, 2024, November 7, 2024, November 13, 2024, December 17, 2024, January 23, 2025, January 30, 2025, February 14, 2025, February 28, 2025, March 12, 2025, April 1, 2025, April 8, 2025, May 22, 2025, May 29, 2025, June 6, 2025, June 17, 2025, June 30, 2025 and July 7, 2025; and

(iv)	The description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-36745) filed on November 13, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than, in each case, documents or information, including, without limitation, any applicable exhibits, deemed to have been “furnished” and not “filed” in accordance with the rules and regulations issued by the Commission), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
3.1*+	Conformed version of Certificate of Incorporation of Applied DNA Sciences, Inc., as most recently amended by the Eighth Certificate of Amendment, effective June 2, 2025

3.2	Conformed version of By-Laws, as amended by the Certificate of Amendment to the By-Laws, effective November 7, 2024 (incorporated by reference to Exhibit 3.2 of the registrant’s Registration Statement on Form S-1 filed on November 19, 2024)

5.1*	Opinion of McDermott Will & Emery LLP

10.1	Conformed version of Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, as most recently amended by the Amendment to the Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, effective May 22, 2025 (incorporated by reference to Appendix C of the registrant’s Definitive Proxy Statement, filed with the Commission on April 15, 2025)

10.2	Applied DNA Sciences, Inc. 2020 Equity Incentive Plan Stock Option Grant Notice and Award Agreement (incorporated by reference to Exhibit 10.3 of the registrant’s Form S-8 filed on October 7, 2020)

23.1*	Consent of McDermott Will & Emery LLP (contained in Exhibit 5.1)

23.2*	Consent of Marcum LLP, independent registered public accounting firm

24.1*	Power of Attorney (included as part of signature page to this Registration Statement)

107*	Filing Fee Table

* Filed herewith.

+ This exhibit is being filed pursuant to Item 601(b)(3)(i) of Regulation S-K which requires a conformed version of the Company’s charter reflecting all amendments in one document. The exhibit reflects the Company’s Certificate of Incorporation, as previously amended, as most recently amended by the Eighth Certificate of Amendment, effective June 2, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on July 24, 2025.

APPLIED DNA SCIENCES, INC.

By:	/s/ Judith Murrah
Judith Murrah
Chief Executive Officer, President, Chairperson & Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Ms. Judith Murrah and Ms. Beth Jantzen, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Judith Murrah	Chief Executive Officer, President, Chairperson & Director	July 24, 2025
Judith Murrah	(Principal Executive Officer),

/s/ Beth Jantzen	Chief Financial Officer	July 24, 2025
Beth Jantzen	(Principal Financial and Accounting Officer)

/s/ Robert B. Catell	Director	July 24, 2025
Robert B. Catell

/s/ Joseph D. Ceccoli	Director	July 24, 2025
Joseph D. Ceccoli

/s/ Sanford R. Simon	Director	July 24, 2025
Sanford R. Simon

/s/ Yacov A. Shamash	Director	July 24, 2025
Yacov A. Shamash

/s/ Elizabeth Schmalz Shaheen	Director	July 24, 2025
Elizabeth Schmalz Shaheen